EXHIBIT 5.1
[Ryder System, Inc. Letterhead]
May 31, 2006
Ryder System, Inc.
11690 NW 105 Street
Miami, FL 33178
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     I am the Assistant General Counsel of Ryder System, Inc., a Florida corporation (the “Company”). I am delivering this opinion in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 243,700 shares of the Company’s common stock, $0.50 par value per share (the “Shares”), purchased pursuant to the Ryder System, Inc. 401(k) Savings Plan, which the Company is offering to rescind.
     In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law as I have deemed necessary or appropriate to enable me to render the opinion expressed below.
     Based upon the foregoing, I am of the opinion that the Shares were, at the time of issuance by the Company, validly issued, fully paid and non-assessable.
     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ Flora R. Perez
Flora R. Perez
Assistant General Counsel